Filed Pursuant to Rule 424(b)(2)
Registration No. 333-204555

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Senior Notes due 2020	$200,000,000	100%	$200,000,000	$23,180.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-204555).

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 29, 2015)

$200,000,000

Astoria Financial Corporation

3.500% Senior Notes due 2020

Astoria Financial Corporation is offering $200,000,000 in aggregate principal amount of 3.500% Senior Notes due 2020. We will pay interest on the notes on June 8 and December 8 of each year, commencing on December 8, 2017. The notes will mature on June 8, 2020.

The notes will be unsecured obligations of ours and will rank equally with all our existing and future unsecured indebtedness and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be obligations of Astoria Financial Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of the Notes — Optional Redemption.” The notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be deposits or other obligations of a depository institution and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Note	Total
Public offering price(1)	100.00%	$200,000,000
Underwriting discount	0.40%	$800,000
Proceeds, before expenses, to us(1)	99.60%	$199,200,000

(1) Plus accrued interest, if any, from June 8, 2017.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 8, 2017. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants.

Sole Book-Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Manager

Macquarie Capital

The date of this prospectus supplement is June 5, 2017.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement, “Astoria Financial,” “the Company,” “we,” “us,” and “our” refer only to Astoria Financial Corporation. Such references do not include any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission, referred to as the SEC. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated herein and therein by reference is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC before making your investment decision.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our internet address is www.astoriabank.com. We make available on our investor relations website, ir.astoriabank.com, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus supplement.

In addition, our common stock is currently traded on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “AF” and you may inspect information about the Company by visiting the NYSE website at www.nyse.com.

This prospectus supplement also contains limited information relating to our proposed merger transaction with Sterling Bancorp, referred to as the Merger, pursuant to that certain Agreement and Plan of Merger by and between us and Sterling Bancorp, dated March 6, 2017, referred to as the Merger Agreement. Sterling Bancorp, referred to as Sterling, filed a Registration Statement on Form S-4 with the SEC, which includes a joint proxy statement of Sterling and us and a prospectus of Sterling, referred to as the Proxy Statement/Prospectus. We filed the Proxy Statement/Prospectus on Schedule 14A with the SEC on May 1, 2017 and it is incorporated by reference herein. In addition, documents filed by Sterling with the SEC may be accessed free of charge at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain information into this prospectus supplement, which means that we can disclose important information to you by referring to other documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance. Such information is considered to be part of this prospectus supplement and should be read with the same care. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed to be furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (File No. 001-11967);
•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2016, filed with the SEC on April 13, 2017 (File No. 001-11967);
•	The Proxy Statement/Prospectus of Astoria and Sterling on Schedule 14A, filed by us with the SEC on May 1, 2017 (File No. 001-11967);
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 5, 2017 (File No. 001-11967); and
•	Our Current Reports on Form 8-K filed on the following dates: January 11, 2017, January 26, 2017 (only with respect to Item 8.01), January 27, 2017, March 7, 2017, March 9, 2017, March 17, 2017, March 22, 2017, April 7, 2017 and April 12, 2017 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, after the filing of this prospectus supplement and prior to the termination of the offering, are incorporated by reference into this prospectus supplement (other than information that pursuant to SEC rules is deemed to be furnished and not filed). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be automatically modified or superseded for purposes of this prospectus supplement to the extent

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that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Therefore, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference, at no cost by writing to or telephoning us at the following address:

Astoria Financial Corporation
Investor Relations Department
One Astoria Bank Plaza
Lake Success, New York 11042
Telephone: (516) 327-7877
Email: ir@astoriabank.com

We have also filed a registration statement (No. 333-204555) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control;
•	increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment;
•	changes in deposit flows, loan demand or collateral values;
•	changes in accounting principles, policies or guidelines;
•	changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry;
•	legislative or regulatory changes, including those that may be implemented by the new administration in Washington, D.C.;
•	supervision and examination by the Board of Governors of the Federal Reserve System, referred to as the FRB, the Office of the Comptroller of the Currency, referred to as the OCC, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	our ability to successfully implement technological changes;
•	our ability to successfully consummate new business initiatives;
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future;
•	our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations;
•	the actual results of the Merger could vary materially as a result of a number of factors, including the possibility that various closing conditions for the transaction may not be satisfied or waived, and the Merger Agreement could be terminated under certain circumstances;
•	the potential impact of the proposed Merger on relationships with third parties, including customers, employees and competitors; and
•	delays in closing the Merger.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the “Risk Factors” section of this prospectus supplement are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the U.S. economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

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You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and the Proxy Statement/Prospectus, for further information on other factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

Astoria Financial Corporation

We are a Delaware corporation organized in 1993 as the unitary savings and loan holding company of Astoria Bank and its consolidated subsidiaries. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly-owned subsidiary, Astoria Bank. Astoria Bank’s primary business is attracting retail deposits from the general public and businesses and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in multi-family and commercial real estate mortgage loans, one-to-four family mortgage loans, and mortgage-backed securities. To a lesser degree, Astoria Bank also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise securities and other investments permitted by federal banking laws and regulations. At March 31, 2017, we had $14.34 billion of assets, including loans receivable of $10.20 billion, $8.99 billion of deposits and $1.72 billion of stockholders’ equity.

Astoria Bank was established in 1888 as a local, community-oriented bank that delivered exceptional service, a core philosophy that remains our focus today. Since inception, we have operated on a simple business model of providing residential mortgage loans funded primarily by retail deposits of the customers that live and work near our branch franchise. In 2011, we set forth on developing plans to transform our balance sheet, both the asset side and the liability side, through the expansion of the products and services we offer, as well as enhancements to the delivery channels, in the communities and to the customers we serve. We focus on growing our core businesses of mortgage portfolio lending and deposit gathering while maintaining strong asset quality and operating expense management. We continue to implement our strategies to diversify earning assets and to increase low cost negotiable order of withdrawal, or NOW, and demand deposit, money market and savings accounts. These strategies include a greater level of participation in the local multi-family and commercial real estate mortgage lending markets and expanding our array of business banking products and services, focusing on small and middle market businesses with an emphasis on attracting clients from larger competitors. Our physical presence consists presently of our branch network of 88 locations, plus our dedicated business banking office in midtown Manhattan.

In addition to Astoria Bank, Astoria Financial Corporation has one other direct wholly-owned subsidiary, AF Insurance Agency, Inc., which is consolidated with Astoria Financial Corporation for financial reporting purposes. AF Insurance Agency, Inc. is a licensed life insurance agency that makes insurance products available primarily to the customers of Astoria Bank through contractual agreements with various third parties.

At March 31, 2017, our tangible common equity ratio, which represents common stockholders’ equity less goodwill divided by total assets less goodwill, was 9.95%. At March 31, 2017, Astoria Financial Corporation’s tier 1 leverage capital ratio was 11.12%, common equity tier 1 risk-based capital ratio was 18.02%, tier 1 risk-based capital ratio was 19.60% and total risk-based capital ratio was 20.62%, and Astoria Bank’s tier 1 leverage capital ratio was 12.44%, common equity tier 1 risk-based and tier 1 risk-based capital ratios were 21.86% and total risk-based capital ratio was 22.89%. At March 31, 2017, the capital levels of both Astoria Financial Corporation and Astoria Bank exceeded all applicable regulatory capital requirements and their regulatory capital ratios were above the minimum levels required to be considered well capitalized for regulatory purposes and above the minimum levels required to satisfy the newly applicable capital conservation buffer imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Reform Act.

Our principal executive offices are located at One Astoria Bank Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

Recent Developments

On March 6, 2017, we entered into the Merger Agreement with Sterling. The Merger Agreement provides that, upon the terms, and subject to the conditions set forth therein, Astoria will merge with and into Sterling, with Sterling as the surviving corporation in the Merger. Immediately following the completion of the Merger, Astoria’s wholly-owned subsidiary, Astoria Bank, will merge with and into Sterling’s wholly-owned subsidiary, Sterling National Bank, referred to as the Bank Merger. Sterling National Bank will be the surviving bank in the Bank Merger. The Merger Agreement was unanimously approved and adopted by the Board of Directors of each of Astoria and Sterling. At December 31, 2016, Sterling had, on a consolidated basis, $14.2 billion in assets, $10.1 billion in deposits and stockholders’ equity of $1.9 billion. Sterling National Bank, a growing full-service bank founded in 1888, is headquartered in Montebello, New York and is the principal bank subsidiary of Sterling.

The Merger Agreement contains customary representations and warranties from both Astoria and Sterling, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of Astoria’s and Sterling’s businesses during the interim period between the execution of the Merger Agreement and the effective time of the Merger, (2) the obligation of Sterling to call a meeting of its stockholders to adopt the Merger Agreement and approve an amendment to Sterling’s charter to increase the authorized shares of Sterling common stock to facilitate the Merger, referred to as the charter amendment, and, subject to certain exceptions, to recommend that its stockholders adopt the Merger Agreement and the transactions contemplated thereby, (3) the obligation of Astoria to call a meeting of its stockholders to adopt the Merger Agreement, and, subject to certain exceptions, to recommend that its stockholders adopt the Merger Agreement, (4) the obligation of Sterling and Astoria to timely submit applications to obtain the requisite regulatory approvals to complete the Merger, and (5) Astoria’s non-solicitation obligations relating to alternative acquisition proposals. Astoria and Sterling have agreed to use their reasonable best efforts to prepare and file all applications, notices, and other documents to obtain all necessary consents and approvals for consummation of the transactions contemplated by the Merger Agreement.

The completion of the Merger is subject to customary conditions, including (1) adoption of the Merger Agreement by Astoria’s stockholders, (2) adoption of the Merger Agreement and approval of the charter amendment by Sterling’s stockholders, (3) authorization for listing on the NYSE of the shares of Sterling common stock to be issued in the Merger, (4) the receipt of required regulatory approvals, including the approval of the FRB and the OCC, (5) effectiveness of the registration statement on Form S-4 for the Sterling common stock to be issued in the Merger, and (6) the absence of any order, injunction, or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal. The registration statement on Form S-4 for the Sterling common stock to be issued in the Merger was filed on April 5, 2017 and was declared effective by the SEC on April 28, 2017. Special meetings of Astoria’s and Sterling’s respective stockholders are each scheduled to be held on June 13, 2017, at which Astoria’s stockholders will vote on the Merger Agreement and Sterling’s stockholders will vote on the Merger Agreement and the Sterling charter amendment. In addition, all applications and notices necessary to obtain the required regulatory approvals to complete the Merger have been submitted or sent by Astoria or Sterling.

Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations under the Merger Agreement, and (3) receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code.

The Merger Agreement also provides certain termination rights for both Astoria and Sterling and further provides that a termination fee of $75.7 million will be payable by either Astoria or Sterling, as applicable, upon termination of the Merger Agreement under certain circumstances.

As required by the notes and the senior debt securities indenture, to be dated as of June 8, 2017, as amended and supplemented by a first supplemental indenture, to be dated as of June 8, 2017, between us and

Wilmington Trust, National Association, which we collectively refer to in this prospectus supplement as the Indenture, Sterling will expressly assume all of our obligations under the notes and the Indenture in the event that the Merger is consummated.

Additional information with respect to the Merger and Sterling is set forth in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Risk Factors

An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-9 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2016, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and in the Proxy Statement/Prospectus, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto and information about the Merger, before making an investment decision.

Summary of the Offering

The following summary contains basic information about the notes and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer
Astoria Financial Corporation
Securities Offered
$200,000,000 aggregate principal amount of 3.500% Senior Notes due 2020.
Maturity Date
June 8, 2020.
Interest Rate
3.500% per annum, computed on the basis of a 360-day year of twelve 30-day months, from June 8, 2017.
Interest Payment Dates
June 8 and December 8 of each year, commencing December 8, 2017.
Form
The notes will be evidenced by global notes deposited with the Trustee for the notes, as custodian for The Depository Trust Company, referred to as DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Book Entry, Delivery and Form of Notes” in this prospectus supplement.
Denominations
We will issue the notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Withholding Taxes
Payments made by us with respect to the notes will not be subject to withholding or deduction for taxes, unless we are required to withhold or deduct taxes under applicable law. If we are required to withhold or deduct for taxes with respect to any payment made with respect to the notes, we will not pay any additional amounts on the notes to you in respect of such required withholding or deduction. See “Material United States Federal Income Tax Considerations.”
Payment of Principal and Interest
Principal and interest on the notes will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.
Ranking
The notes will be senior unsecured indebtedness of Astoria Financial, will rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and structurally subordinated to the indebtedness of our subsidiaries. As of March 31, 2017, on a consolidated basis, we had $2.80 billion of outstanding secured debt. At March 31, 2017, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $11.99 billion.
Future Issuances
We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds
We expect to receive net proceeds from this offering of approximately $198,300,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to repay our 5.000% Senior Notes due 2017 and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Redemption/Repayment
We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to the date of redemption as described in “Description of the Notes — Optional Redemption.” The notes will not be entitled to the benefit of any sinking fund. The notes will not be subject to repayment at the option of the holder at any time prior to maturity.
Default
The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding notes, unless such event of default relates to bankruptcy, insolvency, reorganization or similar event of Astoria, in which case, the acceleration of our obligations under the notes prior to maturity will occur without any declaration or other action on the part of the Trustee or any holder. See “Description of the Notes — Events of Default; Waiver” in this prospectus supplement.
Certain Covenants
We will issue the notes under the Indenture. The Indenture contains covenants that limit: (i) our and our material subsidiary’s ability to sell or otherwise dispose of certain equity securities of a material subsidiary; (ii) our material subsidiary’s ability to issue certain equity securities; (iii) our material subsidiary’s ability to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its properties and assets; and (iv) our and our material subsidiary’s ability to incur debt secured by the equity securities of a material subsidiary. These covenants are subject to a number of important exceptions, qualifications and limitations. See “Description of the Notes — Certain Covenants” and “— Merger, Consolidation, Sale, Lease or Conveyance” in this prospectus supplement.
Listing
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
Trustee
Wilmington Trust, National Association, which we refer to in this prospectus supplement as the Trustee or Wilmington Trust.
Governing Law
The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.

Summary Selected Consolidated Historical Financial Information

The following selected consolidated financial information for us:

•	as of March 31, 2017 and for the three months ended March 31, 2017 and March 31, 2016, is derived from our unaudited consolidated financial statements and related notes incorporated by reference herein;
•	as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, is derived from our audited consolidated financial statements and related notes incorporated by reference herein; and
•	as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012, is derived from our audited consolidated financial statements and related notes, none of which are incorporated by reference herein.

The selected operating data presented below for the three months ended March 31, 2017 and March 31, 2016 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with our consolidated financial statements and the related notes thereto and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2016.

	At March 31, 2017	At December 31,
(In Thousands)		2016	2015	2014	2013	2012
Selected Financial Data:
Total assets	$14,342,610	$14,558,652	$15,076,211	$15,640,021	$15,793,722	$16,496,642
Securities available-for-sale	265,899	280,045	416,798	384,359	401,690	336,300
Securities held-to-maturity	2,769,376	2,740,132	2,296,799	2,133,804	1,849,526	1,700,141
Loans receivable, net	10,118,466	10,331,087	11,055,081	11,845,848	12,303,066	13,078,471
Deposits	8,990,247	8,877,055	9,106,027	9,504,909	9,855,310	10,443,958
Borrowings, net	3,244,885	3,634,752	3,964,222	4,187,691	4,137,161	4,373,496
Stockholders’ equity	1,723,964	1,714,073	1,663,448	1,580,070	1,519,513	1,293,989

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Data)	2017	2016	2016	2015	2014	2013	2012
Selected Operating Data:
Interest income	$109,713	$114,997	$454,873	$473,416	$492,350	$518,430	$600,509
Interest expense	29,598	31,745	123,259	133,127	150,062	176,528	252,240
Net interest income	80,115	83,252	331,614	340,289	342,288	341,902	348,269
Provision for loan losses	(2,486)	(3,127)	(9,151)	(12,072)	(9,469)	19,601	40,400
Net interest income after provision for loan losses	82,601	86,379	340,765	352,361	351,757	322,301	307,869
Non-interest income	11,874	11,401	50,962	54,596	54,848	69,572	73,235
General and administrative expense	71,964	69,522	279,470	289,083	284,410	287,531	300,133
Income before income tax expense	22,511	28,258	112,257	117,874	122,195	104,342	80,971
Income tax expense	8,104	9,693	40,728	29,799	26,279	37,749	27,880
Net income	14,407	18,565	71,529	88,075	95,916	66,593	53,091
Preferred stock dividends	2,194	2,194	8,775	8,775	8,775	7,214	—
Net income available to common stockholders	$12,213	$16,371	$62,754	$79,300	$87,141	$59,379	$53,091
Basic earnings per common share	$0.12	$0.16	$0.62	$0.79	$0.88	$0.60	$0.55
Diluted earnings per common share	$0.12	$0.16	$0.62	$0.79	$0.88	$0.60	$0.55

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Financial Ratios and Other Data:
Return on average assets(1)	0.40%	0.49%	0.48%	0.57%	0.61%	0.41%	0.31%
Return on average common stockholders’ equity(1)	3.07	4.25	4.02	5.31	6.06	4.50	4.15
Return on average tangible common stockholders’ equity(1)(2)	3.48	4.82	4.56	6.07	6.96	5.23	4.86
Average stockholders’ equity to average assets	11.91	11.11	11.34	10.59	10.04	8.79	7.47
Stockholders’ equity to total assets	12.02	11.19	11.77	11.03	10.10	9.62	7.84
Common stockholders’ equity to total assets	11.11	10.33	10.88	10.17	9.27	8.80	7.84
Tangible common stockholders’ equity to tangible assets (tangible common equity ratio)(2)(3)	9.95	9.21	9.73	9.06	8.19	7.72	6.80
Net interest rate spread(4)	2.28	2.28	2.29	2.29	2.25	2.17	2.09
Net interest margin(5)	2.37	2.36	2.37	2.36	2.32	2.25	2.16
Average interest-earning assets to average interest-bearing liabilities	1.10x	1.09x	1.09x	1.08x	1.08x	1.06x	1.05x
General and administrative expense to average assets	1.99%	1.85%	1.87%	1.89%	1.82%	1.78%	1.75%
Efficiency ratio(6)	78.23	73.45	73.05	73.21	71.62	69.88	71.21
Cash dividends paid per common share	$0.04	$0.04	$0.16	$0.16	$0.16	$0.16	$0.25
Dividend payout ratio	33.33%	25.00%	25.81%	20.25%	18.18%	26.67%	45.45%
Asset Quality Ratios:
Non-performing loans to total loans(7)	1.37%	1.37%	1.42%	1.24%	1.07%	2.67%	2.38%
Non-performing loans to total assets(7)	0.98	1.00	1.02	0.92	0.82	2.10	1.91
Non-performing assets to total assets(8)	1.07	1.08	1.12	1.05	1.05	2.37	2.08
Allowance for loan losses to non-performing loans(7)	58.92	62.71	58.08	70.90	87.32	41.87	46.18
Allowance for loan losses to total loans	0.81	0.86	0.83	0.88	0.93	1.12	1.10
Other Data:
Number of deposit accounts	448,379	468,382	451,537	475,272	510,363	557,625	613,871
Mortgage loans serviced for others (in thousands)	$1,345,458	$1,388,848	$1,346,647	$1,404,480	$1,452,645	$1,504,654	$1,443,672
Full service banking offices	88	88	88	88	87	85	85
Full time equivalent employees	1,364	1,479	1,377	1,551	1,594	1,540	1,530

(1)	Returns on average assets are calculated using net income. Returns on average common stockholders’ equity and average tangible common stockholders’ equity are calculated using net income available to common shareholders.
(2)	Tangible common stockholders’ equity represents common stockholders’ equity less goodwill.
(3)	Tangible assets represent assets less goodwill.
(4)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(notes continued on the next page)

(5)	Net interest margin represents net interest income divided by average interest-earning assets.
(6)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(7)	Non-performing loans, substantially all of which are non-accrual loans, included loans modified in a troubled debt restructuring, or TDR, totaling $51.2 million at March 31, 2017 and $59.2 million at March 31, 2016; $58.6 million at December 31, 2016, $61.0 million at December 31, 2015, $68.4 million at December 31, 2014, $109.8 million at December 31, 2013 and $32.8 million at December 31, 2012. Non-performing loans exclude loans held-for-sale and loans which have been modified in a TDR that have been returned to accrual status.
(8)	Non-performing assets consist of all non-performing loans and real estate owned.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making an investment decision. In particular, you should carefully consider, among other things, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and in the Proxy Statement/Prospectus, including the risk factors related to the proposed Merger, all of which are incorporated by reference herein. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “Description of the Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement.

For these reasons, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the notes.

Although the notes are “senior notes,” they will be effectively subordinated to our secured indebtedness and structurally subordinated to all liabilities of our subsidiaries. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the notes as and when they come due.

The notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of March 31, 2017, on a consolidated basis, we had $2.80 billion of outstanding secured debt. The Indenture does not limit the incurrence of additional indebtedness by us, including indebtedness senior to the notes, or by our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes.

The notes will be our obligations only, are not obligations of or deposits in Astoria Bank or its subsidiaries, and are not insured by any government or private agency. The notes will not be guaranteed by any of our subsidiaries. In addition, the notes will be structurally subordinated to all existing and future indebtedness and liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of our present and future subsidiaries, except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. This includes Astoria Bank’s deposit liabilities. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

Astoria Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the notes.

The notes will be exclusively our obligations and not those of our subsidiaries. We are a unitary savings and loan holding company currently regulated by the FRB, and almost all of our operating assets are owned by Astoria Bank. We rely primarily on dividends from Astoria Bank to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations. The OCC regulates all capital distributions by Astoria Bank directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan holding company, Astoria Bank must file a notice with the OCC at least 30 days prior to each capital distribution. If Astoria Bank does not qualify for expedited treatment under the OCC rules and regulations or if the total amount of all capital distributions (including each proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then Astoria Bank must file an application to receive the approval of the OCC for a proposed capital distribution. During 2016, Astoria Bank was required to file such applications, but did not make a request to the OCC for capital distributions. Effective 2017, Astoria Bank is not required to file such applications, but is required to notify the OCC of its intent to pay future dividends. Astoria Bank must also provide notice to the FRB at least 30 days prior to declaring a dividend.

In addition, Astoria Bank may not pay dividends to us if, after paying such dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OCC notified Astoria Bank that it was in need of more than normal supervision. Moreover, the applicable capital regulations also provide that if we fail to maintain a minimum conservation buffer above the applicable minimum capital requirements, we will be subject to limits, and possibly prohibitions, on our ability to obtain capital distributions from Astoria Bank without prior regulatory approval. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, referred to as the FDIA, an insured depository institution such as Astoria Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Astoria Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies under the Reform Act. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or Astoria Bank to maintain greater capital positions, which could lead to limitations in dividend payments to us by Astoria Bank.

In addition to regulatory restrictions on the payment of dividends, Astoria Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Astoria Bank. These restrictions prevent affiliates of Astoria Bank, including us, from borrowing from Astoria Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Astoria Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Astoria Bank’s capital stock and surplus.

The Reform Act imposes further restrictions on transactions with affiliates and extensions of credit to executive officers, directors and principal shareholders, by, among other things, expanding covered transactions to include securities lending, repurchase agreement and derivatives activities with affiliates.

There can be no assurance that Astoria Bank will be able to pay dividends at past levels, or at all, in the future. If we do not receive sufficient cash dividends or are unable to borrow from Astoria Bank, then we may not have sufficient funds to service our debt obligations, including our obligations under the notes.

The notes will not be insured or guaranteed by the FDIC.

The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation, referred to as the FDIC, or any other governmental agency or instrumentality.

There may be no active trading market for the notes.

The notes will be new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. Although the representative of the underwriters has advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make secondary markets in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates.  We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results.  Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes.

General economic conditions.  General economic conditions may affect the market value of the notes.

The market for similar securities.  The market for similar securities may affect the market value of the notes.

The impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market, if any, for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for the notes. We are not aware of any credit rating issued to Sterling and we cannot anticipate how the rating agencies may view the combined entity in the event of the consummation of the Merger; as such, we cannot assure you that any credit rating of the combined entity will not be lower than or otherwise differ from our credit rating at the time of issuance of the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your financial circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

Holders of the notes will have limited rights if there is an event of default.

For all types of default (including default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the notes), other than a default relating to bankruptcy, insolvency, reorganization or similar events of Astoria, the principal amount of the notes can only be accelerated by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes. If an event of default relating to bankruptcy, insolvency, reorganization or similar events of Astoria occurs, the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. See “Description of the Notes — Events of Default; Waiver” in this prospectus supplement for more information.

Regulatory approvals for the Merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

Before the Merger may be completed, we and Sterling must obtain approvals from the FRB and the OCC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain these approvals or delay their receipt. The regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Such conditions or changes could have the effect of delaying or preventing completion of the Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger, any of which might have an adverse effect on the combined company following the Merger.

The processing time for obtaining regulatory approvals for bank mergers, particularly for larger institutions, has increased since the financial crisis. In a recent approval order, the FRB stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the FRB will not in the future allow the application to remain pending while the banking organization addresses its weaknesses. The FRB explained that, in the future, if issues arise during the processing of an application, it will require the applicant banking organization to withdraw its application pending resolution of any supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Sterling may be required to withdraw some or all of the applications for approval of the Merger and, if possible, resubmit them after the applicable supervisory concerns have been resolved.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Merger. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed. In addition, if the Merger is not completed by May 31, 2018, either Astoria or Sterling may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In addition, Sterling and Astoria may elect to terminate the Merger Agreement in certain other circumstances and Astoria may be required to pay a termination fee.

Termination of the Merger Agreement could negatively impact us.

If the Merger Agreement is terminated, our business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger. In addition, if the Merger Agreement is terminated, we may experience negative reactions from the financial markets, including a negative impact on the market price of our stock (including to the extent that the current market price reflects a market assumption that the Merger will be completed) and credit ratings downgrades. If the Merger Agreement is terminated and our Board of Directors seeks another merger or business combination, our stockholders cannot be certain that we will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Sterling has agreed to provide in the Merger. If the Merger Agreement is terminated under certain circumstances, we may be required to pay a termination fee of $75.7 million to Sterling.

We will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with us to seek to change existing business relationships with us. Retention of certain employees may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business could be harmed. In addition, the Merger Agreement restricts us from making certain acquisitions and taking other specified actions without the consent of Sterling. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Sterling Merger.

If the Merger is not completed, we will have incurred substantial expenses without realizing the expected benefits of the Merger.

We have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, we would have to recognize these expenses without realizing the expected benefits of the Merger.

Pending litigation against Sterling and us could result in an injunction preventing the completion of the Merger.

Following the announcement of the execution of the Merger Agreement, a number of lawsuits challenging the proposed Merger were filed in state courts of New York and Delaware and in a federal district court in New York. Each of the lawsuits is a putative class action filed on behalf of our stockholders and names as defendants us, our directors and Sterling. These lawsuits seek, among other things, to enjoin completion of the Merger, damages, additional disclosures and an award of costs and attorneys’ fees. Additional plaintiffs may also file lawsuits against us or Sterling and/or their directors and officers in connection with the Merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the Merger and result in substantial costs to us, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. No assurance can be given at this time that the litigation against us will be resolved in our favor, that this litigation will not be costly to defend, that this litigation will not have an impact on our financial condition or results of operations or that, ultimately, any such impact will not be material.

The information you are receiving about Sterling is limited.

The information about Sterling included in this prospectus supplement and incorporated by reference herein is limited. Although this prospectus supplement incorporates by reference the Proxy Statement/Prospectus, it does not incorporate any documents that are separately incorporated by reference into the Proxy Statement/Prospectus, nor does this prospectus supplement independently incorporate by reference any of Sterling’s public filings. To the extent you believe such public filings of Sterling are important to your investment decision, you are advised to read such public filings of Sterling, which are available on the SEC’s website: www.sec.gov.

USE OF PROCEEDS

We expect net proceeds of this offering, after deducting discounts and commission and estimated offering expenses payable by us, will be approximately $198,300,000. We intend to use the net proceeds to repay our 5.000% Senior Notes due 2017 and for general corporate purposes. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

As of March 31, 2017, there was $250 million outstanding under the 5.000% Senior Notes due 2017, which will mature on June 19, 2017. To the extent the proceeds of this offering are not sufficient to repay the 5.000% Senior Notes due 2017, we intend to fund the remaining repayment through cash on hand at the time of repayment.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2017:

•	on an actual basis, and
•	as adjusted to give effect to the sale of $200,000,000 aggregate amount of the notes offered hereby and the repayment of our 5.000% Senior Notes due 2017 on their maturity date of June 19, 2017.

You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement.

	As of March 31, 2017
	(unaudited) ($ in thousands except share data)
	Actual	As Adjusted
Debt
Federal funds purchased	$195,000	$195,000
5.000% Senior Notes due 2017, net	249,885	—
% Senior Notes due 2020	—	200,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	1,700,000	1,700,000
Total debt	3,244,885	3,195,000
Stockholders’ equity
Preferred stock, $1.00 par value; 5,000,000 shares authorized: Series C (150,000 shares authorized and 135,000 shares issued and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized; 166,494,888 shares issued and 101,731,174 shares outstanding)	1,665	1,665
Additional paid-in capital	821,856	821,856
Retained earnings	2,163,528	2,163,528
Treasury stock (64,763,714 shares, at cost)	(1,335,968)	(1,335,968)
Accumulated other comprehensive loss	(56,913)	(56,913)
Total stockholders’ equity	1,723,964	1,723,964
Total capitalization	$4,968,849	$4,918,964

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	1.92x	2.11x	2.11x	2.18x	2.19x	1.88x	1.51x
Including interest on deposits	1.73x	1.86x	1.88x	1.86x	1.79x	1.58x	1.32x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.

DESCRIPTION OF THE NOTES

The notes will be a series of our senior debt securities. The notes will be issued under the Indenture between us and Wilmington Trust. The Trustee’s main role is to enforce your rights against us if we default. The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. The following description of the particular terms of the notes supplements and replaces any inconsistent information set forth under the heading “Summary of the Securities We May Offer” in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $200,000,000 and will mature on June 8, 2020. The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. The notes will be issued pursuant to the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” below.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

Interest

Interest on the notes will accrue at the rate of 3.500% per annum. Interest on the notes will be payable semi-annually in arrears on June 8 and December 8 of each year, beginning December 8, 2017. We will make each interest payment to the registered holders of notes at the close of business on the June 1 or December 1 next preceding the applicable interest payment date. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including June 8, 2017 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

Methods of Payment

If any interest payment date or the stated maturity of the notes is not a business day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or stated maturity and no further interest will accrue as a result of such delay. A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed. For notes held in definitive form, payments of interest may be made, at our option, by (i) mailing a check for such interest payable to or upon the written order of the person entitled thereto, to the address of such person as it appears on the security register or (ii) transfer to an account maintained by the payee located inside the United States. For notes held in global form, payments shall be made through DTC, or its nominee, as the registered owner of the notes.

Optional Redemption

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem the notes in whole or in part on not less than 30 nor more than 60 days prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of notes being redeemed to the date of redemption. Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

If fewer than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders of the notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances and subject to the rules and procedures of DTC. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, except that, if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder, even in not a multiple of $1,000, shall be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that notice that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of any note being redeemed in part upon surrender for cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;
•	our default in the payment of any principal of or premium, if any, on the notes when due and payable either at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise;
•	our failure to perform any other covenant or agreement in the Indenture and the continuance of such failure for a period of 90 days after notice specifying such failure and demanding that we remedy the same is given to us by the Trustee, or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding notes;
•	a court having jurisdiction enters a decree or order for relief in respect of us or a material subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us bankrupt or a material subsidiary insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or a material subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of us or a material subsidiary or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;
•	we or a material subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereinafter in effect or any other case or proceeding to be adjudicated bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of us or a material subsidiary in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or a material subsidiary, or the filing by us or a material subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or a material subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or a material subsidiary or of any substantial part of our or its property, or the making by us or a material subsidiary of an assignment for the benefit of creditors, or the taking of action by us or a material subsidiary in furtherance of any such action; or
•	our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a material subsidiary having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or is created in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

A “material subsidiary” means Astoria Bank or any successor thereof, or any of our subsidiaries that is an insured depository institution and that has consolidated assets equal to 30% or more of our consolidated assets. As of the date of this prospectus supplement, our only material subsidiary is Astoria Bank.

If an event of default, other than an event of default relating to bankruptcy, insolvency, reorganization or similar events of Astoria, with respect to the notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes, by notice to us (with a copy to the Trustee if such notice is given by the holders), may declare the entire principal amount of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, the holders of a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all of the notes rescind such acceleration and its consequences if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction. If an event of default relating to bankruptcy, insolvency, reorganization or similar events of Astoria occurs, the entire principal amount of and all accrued but unpaid interest on all the notes will automatically become immediately due and payable without any declaration or other action on the part of the Trustee or any holder.

The Indenture also provides that the holders of a majority in aggregate principal amount of the notes may on behalf of the holders of all of the notes waive any existing default or event of default with respect to the notes and its consequences, except a continuing default or event of default in the payment of the principal of or interest on the notes or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all holders of the notes.

The holders of not less than a majority in aggregate principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee in good faith determines may be unduly prejudicial to the holders of the notes not joining in the direction. In addition, the Trustee may take any other action consistent with the Indenture relating to such direction.

Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default with respect to the notes;
•	the holders of at least 25% in aggregate principal amount of the then outstanding notes have made a written request to the Trustee to pursue the remedy with respect to such default in its own name as Trustee under the Indenture;
•	such holders offer and provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense to be incurred in compliance with such request;
•	the Trustee has not complied with such request within 60 days after receipt of the request and the offer and the provision of security or indemnity acceptable to the Trustee; and
•	the holders of a majority in aggregate principal amount of the then outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default and what action we are taking or propose to take with respect thereto. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Astoria Financial Corporation, will rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. As of March 31, 2017, on a consolidated basis, we had $2.80 billion of outstanding secured debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of a material subsidiary, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2017, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $11.99 billion.

Merger, Consolidation, Sale, Lease or Conveyance

The Indenture provides that we may not merge or consolidate with or into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture or assumes such obligations as a matter of law;
•	immediately after giving effect to such merger, consolidation, sale, lease or conveyance there is no default (as defined above) or event of default under the Indenture; and
•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating, among other things, that such transaction complies with the terms of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” of the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture, so long as any of the notes are outstanding:

•	prohibits us from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a material subsidiary, and prohibits us from permitting a material subsidiary to do any of the foregoing; and
•	prohibits us from permitting a material subsidiary to issue any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless, in either case, we will continue to own, directly or indirectly, at least 80% of the issued and outstanding voting stock of such material subsidiary after giving effect to that transaction.

Furthermore, we will not permit a material subsidiary to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless, upon consummation of the merger or consolidation, we will own, directly or indirectly, at least 80% of the issued and outstanding voting capital stock of that person; or
•	lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than us), in a single transaction or a series of related transactions, unless, upon such sale, assignment or transfer, we will own, directly or indirectly, at least 80% of the issued and outstanding voting capital stock of that person.

However, no such sale, assignment, pledge, transfer, disposition or issuance of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets will be prohibited if: (i) required by law and such sale, assignment, pledge, transfer, disposition or issuance of securities is made to any person for the purpose of the qualification of such person to serve as a director;

(ii) such sale, assignment, pledge, transfer, disposition or issuance of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with, or the sale, lease or conveyance of all or substantially all of our assets to, or merger of us with or into, any other person (as to which the covenant described above under the heading “— Merger, Consolidation, Sale, Lease or Conveyance” shall apply); (iv) required by any law or any rule, regulation or order of any governmental agency or authority; or (v) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any person; provided that in the case of (v) only, after giving effect to such disposition and acquisition, at least (y) 80% of the issued and outstanding voting stock of such person will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior thereto. The Indenture does not prohibit us or any material subsidiary from selling or transferring assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of New York advances, recourse obligations incurred in connection with a material subsidiary’s lending activities and letters of credit.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit a material subsidiary to, incur debt secured by any shares of voting stock of a material subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of such material subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $1 million;
•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1 million; or
•	any pledge or lien on the voting stock of a material subsidiary to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of at least a majority in aggregate principal amount of the then outstanding notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:
(i)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust, have been delivered to the Trustee for cancellation; or
(ii)	all such notes not previously delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year and we have irrevocably deposited with the Trustee (or the paying agent if other than the trustee), in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;
(2)	we have paid or caused to be paid all sums payable by us under the Indenture with respect to the notes;
(3)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and
(4)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes and the Indenture on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;
(2)	we have delivered to the Trustee:
(i)	an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the U.S. Internal Revenue Service, referred to as the IRS, to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of the Indenture;
(ii)	an opinion of counsel confirming that, among other things, the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and
(iii)	an opinion of counsel to the effect that (subject to customary qualifications and assumptions) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
(3)	no default (as defined above) or event of default with respect to the notes will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not (i) cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act in respect of the notes or (ii) result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

(4)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and
(5)	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance.  We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest or premium, if any, on the notes when due, upon:

(1)	the satisfaction of the conditions described in clauses 1, 2(ii), 2(iii), 3, 4 and 5 of the preceding paragraph; and
(2)	our delivery to the Trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Supplemental Indentures/Amendments

Except as set forth below, we and the Trustee may enter into an indenture supplemental to the Indenture, with the consent of the holders of not less than 66 2/3% in principal amount of the notes then outstanding affected by such amendment, voting as a single class. However, without the consent of each affected holder of the notes, an amendment may not:

•	make any change to the percentage of principal amount of the outstanding notes the consent of whose holders is required for any amendment, or the consent of whose holders is required for any waiver provided for in the Indenture;
•	reduce the principal amount of (and premium, if any) or interest on, or extend the stated maturity or interest payment periods of any note; or reduce the amount of the principal which would be due and payable upon a declaration of acceleration of the stated maturity thereof;
•	make any note payable in money or securities other than those stated in the notes;
•	make any change that adversely affects such holder’s rights to require us to purchase the notes in accordance with the terms thereof and the Indenture;
•	impair the right of any holder to institute suit for the enforcement of any payment with respect to the notes; or
•	make any changes to the sections of the Indenture regarding waiver of past defaults, the unconditional rights of holders to receive payment or the prohibition on amendments reducing the principal amount of or interest on, or extending the time for payment on, any note without the consent of each affected holder.

We and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any holder of the notes, for any of the following purposes:

•	to evidence the succession of another person to us pursuant to the Indenture and the assumption of such successor of our covenants, agreements and obligations under the Indenture and the notes;
•	to surrender any right or power conferred upon us by the Indenture, to add to our covenants such further covenants and restrictions, conditions or provisions that our Board of Directors shall consider to be for the protection of the holders and to make the occurrence, or the occurrence and continuance, of a default in respect of any such additional covenants, restrictions, conditions or provisions a default or an event of default under the Indenture; provided, however, that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default or may limit the right of the holders of a majority in aggregate principal amount of the notes to waive such default;
•	to cure any ambiguity, defect or inconsistency or supplement any provision contained in the Indenture, in any supplemental indenture or in any notes that may be defective or inconsistent with any other provision contained therein;
•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holder of the notes;
•	to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act;
•	to add guarantees with respect to the notes or to secure the notes;
•	to make any change that provides additional rights or benefits to the holders or does not adversely affect the rights of any holder;
•	to add, change or eliminate any of the provisions of the Indenture with respect to the notes, provided that such change shall neither apply to any note created prior to the execution of such amendment to the Indenture nor modify the rights of the holder of any note with respect to the benefit of such provision; unless such change becomes effective when there is no such note outstanding;
•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one trustee;
•	to establish the form or terms of Securities of any other Series pursuant to the Indenture; or
•	to comply with the rules of DTC.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, however, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

Wilmington Trust will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be a corporation organized and doing business under the laws of the United States or any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision and examination by federal or state authorities and that, together with its direct parent, if any, has a combined capital and surplus of at least $50,000,000. The Indenture shall always have a trustee that satisfies the applicable requirements of the Trust Indenture Act. The Trustee may resign at any time by giving us written notice; and may be removed as Trustee with respect to the notes:

•	by the holders of a majority in aggregate principal amount of the then outstanding notes by notification in writing to us and the Trustee; or
•	by us if (i) the Trustee fails to comply with the eligibility requirements described above; (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any bankruptcy law; (iii) a custodian or public officer takes charge of the Trustee or its property; or (iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a successor Trustee. A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to us. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to holders of the notes.

The occurrence of any default under the Indenture could create a conflicting interest for the Trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the Trustee has or acquired a conflicting interest, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the notes.

The Trust Indenture Act also imposes certain limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The Trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Wilmington Trust and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

General

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book Entry Notes for Certificated Notes” below. Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

Neither we nor the Trustee take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and
•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book Entry Notes for Certificated Notes” below.

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•	DTC notifies the Trustee that it is unwilling or unable to continue as depositary for the global notes and the Trustee fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trustee fails to appoint a successor depositary within 90 days of becoming aware of this condition;
•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or
•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations that may be relevant to you if you purchase notes in this offering. This summary applies only to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold the notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In addition, this summary does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies; a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings; a bank; an insurance company; a tax-exempt organization; an entity treated as a partnership for U.S. federal income tax purposes and investors therein; a person that owns notes that are a hedge or that are hedged against interest rate risks; a person that owns notes as part of a straddle or conversion transaction for tax purposes; a person that purchases or sells notes as part of a wash sale for tax purposes; a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; a U.S. expatriate; or a person liable for alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any non-U.S., state or local tax consequences.

We believe that the notes should be treated as debt for U.S. federal income tax purposes and the remainder of this summary assumes that the notes will be so treated. We have not sought any ruling from the IRS with respect to this tax treatment, or in respect of the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. A different treatment could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the notes.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your independent tax advisors regarding this possibility.

This section is based on the Code, its legislative history, existing, temporary and proposed regulations promulgated thereunder, referred to as the Treasury regulations, and administrative and judicial interpretations thereof, published rulings and court decisions, all as in effect on the date of this prospectus supplement. The laws and authorities discussed herein are subject to change, possibly on a retroactive basis. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its independent tax advisors with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your independent tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes in light of your particular circumstances, as well as the effect of any relevant state, local, non-U.S. or other tax laws.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of a note who or that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (A) a court within the United States is able to exercise primary jurisdiction over its administration and one or more “United States persons” as defined in the Code, each referred to as a United States person, have authority to control all of its substantial decisions, or (B) that was in existence on August 20, 1996 and has a valid election in effect under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. holder, this section does not apply to you and you should refer to “— Non-U.S. Holders” below.

Payments of Interest.  We expect, and the remainder of this summary assumes, that the notes will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, stated interest paid on a note generally will be taxable to you as ordinary interest income from sources within the United States at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes.

Purchase, Sale, Exchange, Redemption or Retirement of the Notes.  Your tax basis in your note generally will be its cost. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, excluding an amount equal to any accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Your amount realized is the sum of cash plus the fair market value of any property received upon the sale, exchange, redemption, retirement or other taxable disposition of a note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition you have held the note for more than one year or short-term capital gain or loss if the note was held for one year or less. Under current law, long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced tax rates. Your ability to offset capital losses against ordinary income is limited.

Medicare Tax.  A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, generally will be subject to a 3.8% tax, referred to as the Medicare tax, on the lesser of (1) the U.S. holder’s “net investment income” (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s “undistributed net investment income”) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). Your net investment income generally will include your interest income and any net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive trading activities). If you are a U.S. holder that is an individual, estate or trust, you should consult your independent tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holder

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of a note who or that is an individual, corporation, estate or trust and is not a U.S. holder.

If you are a U.S. holder, this subsection does not apply to you and you should refer to “— U.S. Holders” above.

Payments of Interest.  Under U.S. federal income tax laws, and subject to the discussion of the Foreign Account Tax Compliance Act, referred to as FATCA, and backup withholding below, if you are a non-U.S. holder of notes, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest with respect to the notes provided that (1) the payment of interest is not effectively connected with the conduct by you of a trade or business within the United States or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the United States, (2) (A) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) you are not a “controlled foreign corporation” that is related directly or constructively to us through stock ownership and (C) you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code and (3) you have furnished an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or you hold the notes through certain non-U.S. intermediaries or certain non-U.S. partnerships, and you and the non-U.S. intermediary or non-U.S. partnership satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements outlined above, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower rate if an applicable income tax treaty so provides and you satisfy the relevant certification requirements). We will not pay any additional amounts to you in respect of any amounts so withheld. If interest on the notes is effectively connected with the conduct by you of a trade or business within the United States and, if an income tax treaty applies, such interest is attributable to a permanent establishment or fixed base in the United States, you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower rate if an income tax treaty so provides). Any such interest will not also be subject to U.S. federal withholding tax, however, if you deliver to us a properly executed IRS Form W-8ECI or acceptable substitute form in order to claim an exemption from U.S. federal withholding tax.

Purchase, Sale, Exchange, Redemption or Retirement of the Notes.  Subject to the discussion of FATCA and backup withholding below, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized unless (1) the gain is effectively connected with the conduct by you of a trade or business within the United States or, if an income tax treaty applies, such gain is not attributable to a permanent establishment or fixed base in the United States, or (2) you are a nonresident alien individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. If you are a non-U.S. holder who is described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as if you were a U.S. holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax as described above under “— Payments of Interest.” If you are a non-U.S. holder who is described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition of notes, which may be able to be offset by certain U.S. capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the notes generally will be treated in the same manner as payments of interest made to you, as described above under “— Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. holder (other than certain exempt recipients, including, among others, a corporation or a tax exempt organization), information reporting requirements will apply to payments of principal and interest on the notes. Backup withholding (currently at a rate of 28%) will generally apply to such payments if you are a U.S. holder (other than certain exempt recipients, including, among others, a corporation or a tax exempt organization) that (i) fails to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fails to certify that you are not subject to backup withholding, or (iii) is notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns. We will not pay any additional amounts to you in respect of any amounts so withheld.

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the IRS Form W-8BEN or W-8BEN-E or substitute form described above under “— Payments of Interest” has been received or the Non-U.S. holder otherwise establishes an exemption, and we do not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. The payment of proceeds of a sale of notes effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a non-U.S. office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that you are not a United States person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person.

A “United States Controlled Person” is:

•	a United States person;
•	a controlled foreign corporation for U.S. federal income tax purposes;
•	a non-U.S. person 50% or more of whose gross income is derived for U.S. federal income tax purposes from a U.S. trade or business for a specified three-year period; or
•	a non-U.S. partnership in which, at any time during its tax year, United States persons hold in the aggregate more than 50% of the income or capital interests or which, at any time during its tax year, is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of notes generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability as long as such holder provides the required information to the IRS in a timely manner.

FATCA

FATCA imposes, under certain circumstances, a withholding tax of 30% on payments of U.S. source interest, and, after December 31, 2018, the gross proceeds from a disposition of certain interest-bearing obligations, made to certain non-U.S. entities (whether such non-U.S. entities are beneficial owners or intermediaries) unless various information reporting requirements are satisfied. Among other requirements, “foreign financial institutions” generally must provide information about their United States account holders and “non-financial foreign entities” must provide information about their substantial United States owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. If an interest payment is subject both to withholding under FATCA and to the U.S. federal withholding tax discussed above under “Non-U.S. Holder — Payments of Interest,” the U.S. federal withholding tax under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax. In addition, under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of any taxes imposed pursuant to FATCA. We will not pay any additional amounts to you in respect of any amounts withheld pursuant to FATCA. Prospective purchasers of the notes should consult their own tax advisors regarding these withholding and reporting provisions.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan, each referred to as a Plan, subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code, also referred to as Plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), referred to as Non-ERISA Arrangements, are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws, referred to as Similar Laws.

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity, referred to as a Plan Asset Entity, with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the notes. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction, referred to as the service provider exemption. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition of the notes that either (1) it is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Neither we nor any other party is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to a prospective Plan or Plan Asset Entity investor’s decision to purchase notes. Any Plan or Plan Asset Entity that purchases the notes will be deemed to have represented by its acquisition of the notes that (A) such Plan or Plan Asset Entity is represented by an independent fiduciary that is a bank, insurance carrier, registered investment adviser, registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, (B) such independent fiduciary has exercised independent judgment in evaluating whether to purchase the notes and (C) the independent fiduciary is capable of evaluating investment risks independently, both in general and with regard to the purchase of the notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Sandler O’Neill & Partners, L.P., referred to as Sandler O’Neill, is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated June 5, 2017, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount
Sandler O’Neill & Partners, L.P.	$110,000,000
Macquarie Capital (USA) Inc.	$90,000,000
Total	$200,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Sandler O’Neill, as representative of the underwriters, has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Discounts

The following table shows the per note and total underwriting discounts we will pay the underwriters.

Per Note	0.40%
Total	$800,000

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from June 8, 2017 to the date of delivery of the notes, and to certain dealers at a concession not to exceed 0.20% of the principal amount of the notes. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

Certain expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $900,000 and will be paid by us.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of Sandler O’Neill, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock other than the notes.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

No Public Trading Market

The notes consist of a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

Price Stabilization, Short Positions

In connection with the offering, Sandler O’Neill, as representative of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

Other Relationships

The underwriters, and some of their affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their respective businesses, and have received, and may continue to receive, compensation for such services. Sandler O’Neill is serving as financial advisor to us in connection with the Merger and will receive customary fees. Sandler O’Neill also delivered a fairness opinion in connection with the execution of the Merger Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York, and certain legal matters in connection with the notes will be passed upon for the underwriters by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Astoria Financial Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

We may offer and sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus, and such securities may also be offered and sold from time to time by one or more selling securityholders that we identify in the future. The debt securities, preferred stock and warrants that we may offer and sell may be convertible into or exchangeable for other securities of ours. The specific terms of any securities to be offered, including the offering price of the securities and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement and a pricing supplement, if any. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We or any selling securityholder, as the case may be, may offer and sell these securities on a continuous or delayed basis directly or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Astoria Financial Corporation’s common stock is currently traded on the New York Stock Exchange under the trading symbol “AF.” Our Depositary Shares, each representing a  1/40th interest in a share of our 6.50% Non-Cumulative Perpetual Preferred Stock, Series C, are currently traded on the New York Stock Exchange under the trading symbol “AF PrC.” We have not yet determined whether any of the other securities that may be offered pursuant to any supplement to this prospectus will be listed on any exchange or included in any over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange or market on or in which the securities will be listed or included.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to as the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, referred to as the Securities Act. Under the rules and regulations of the SEC relating to automatic shelf registration statements, we or one or more selling securityholders to be identified in the future may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we or any selling securityholder may offer, and is not meant to be a complete description of each security. Each time that we or any selling securityholders make an offer for sale of the securities described in this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. We urge you to read both this prospectus and any applicable prospectus supplement together with the documents incorporated and deemed incorporated by reference and any additional information you may need to make your investment decision. You should rely only upon the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers. The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers or agents and the net proceeds to us from the sale of the securities.

This prospectus is not an offer of securities in any jurisdiction where the offer or sale is not permitted. This prospectus does constitute an offer to subscribe for and purchase any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

As used in this prospectus, “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, referred to as the Exchange Act. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our internet address is www.astoriabank.com. We make available on our investor relations website, http://ir.astoriabank.com, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

In addition, our common stock is currently traded on the New York Stock Exchange under the trading symbol “AF” and you may inspect information about the Company by visiting the New York Stock Exchange website at http://www.nyse.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance. Such information is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed to be furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-11967), filed with the SEC on February 27, 2015;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 001-11967), filed with the SEC on May 8, 2015;
•	Our Current Reports on Form 8-K filed on the following dates: January 14, 2015; January 29, 2015 (only with respect to Item 8.01); January 30, 2015; February 11, 2015; February 18, 2015; February 24, 2015; March 19, 2015; April 8, 2015; April 23, 2015 (only with respect to Item 8.01) and May 28, 2015.
•	Our Form 8-A/A for Registration of Certain Classes of Securities filed on May 29, 2015 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this prospectus and prior to the termination of the applicable offering, are incorporated by reference into this prospectus and any supplements to this prospectus (other than information that pursuant to SEC rules is deemed to be furnished and not filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be automatically modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. Therefore, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Upon written or oral request, we will provide, without charge, a copy of any or all of the documents that have been incorporated by reference in this prospectus or in any related prospectus supplement, but have not been delivered with the prospectus, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference in such documents.

Written requests for copies should be directed to Astoria Financial Corporation, Investor Relations Department, One Astoria Bank Plaza, Lake Success, New York 11042. Telephone requests for copies should be directed to (516) 327-7869.

We have filed a registration statement with the SEC relating to the securities that may be offered under this prospectus. The registration statement, including the exhibits to the registration statement, may contain additional information that may be important to you. The registration statement can be read on the SEC website or at the SEC offices as described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control;
•	increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment;
•	changes in deposit flows, loan demand or collateral values;
•	changes in accounting principles, policies or guidelines;
•	changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any actions regarding foreclosures;
•	enhanced supervision and examination by the Office of the Comptroller of the Currency, or OCC, the Board of Governors of the Federal Reserve System, or the FRB, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	our ability to successfully implement technological changes;
•	our ability to successfully consummate new business initiatives;
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or
•	our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for further information on other factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT ASTORIA FINANCIAL CORPORATION

Astoria Financial Corporation is a Delaware corporation organized in 1993 as the unitary savings and loan holding company of Astoria Bank and its consolidated subsidiaries. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly owned subsidiary, Astoria Bank. Astoria Bank’s primary business is attracting retail deposits from the general public and businesses and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in multi-family and commercial real estate mortgage loans, one-to-four family mortgage loans and mortgage-backed securities. To a lesser degree, Astoria Bank also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise securities and other investments permitted by federal banking laws and regulations. At March 31, 2015, we had $15.54 billion of assets, including loans receivable, net, of $11.71 billion, $9.41 billion of deposits and $1.60 billion of stockholders’ equity.

Our principal executive offices are located at One Astoria Bank Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods shown.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Including interest on deposits	1.81	1.76	1.79	1.58	1.32	1.33	1.27
Excluding interest on deposits	2.16	2.15	2.19	1.88	1.51	1.57	1.49
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Including interest on deposits	1.66	1.63	1.65	1.48	1.32	1.33	1.27
Excluding interest on deposits	1.91	1.91	1.94	1.72	1.51	1.57	1.49

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits. Combined fixed charges and preferred stock dividends consist of the foregoing plus pretax earnings required for preferred stock dividends, computed using the effective tax rates for the applicable periods.

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $1.00 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable into other securities, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities — Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange into other securities, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in one or more series under the applicable indenture to be entered into between us and a trustee to be selected. The form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may issue units consisting of one or more notes or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof, as described in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Arnold & Porter LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2014 and 2013, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Astoria Financial Corporation

$200,000,000

3.500% Senior Notes due 2020

Sole Book-Running Manager

Sandler O’Neill + Partners, L.P.

Co-Manager

Macquarie Capital

June 5, 2017